SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

PROFESSIONALLY MANAGED PORTFOLIOS
(Name of Registrant as Specified In Its Charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

1

Shareholder Name
Address
Address
Address

Reference Number: (Control Number)

Re:  OSTERWEIS STRATEGIC INCOME FUND: ACTION REQUESTED

Dear Shareholder:

We have been trying to contact you regarding an upcoming Shareholder Meeting for the Osterweis Strategic Income Fund.

The Shareholder Meeting is fast approaching, and we have not yet received the votes required to hold the shareholder meeting on the new investment advisory agreement. As of [MONTH] XX, we have received votes from XX% of the shares outstanding, but 50% are required to approve the new agreement.

Please cast your vote today by contacting us toll-free at (844) 700-1416 between 10:00 a.m. and 6:00 p.m. Eastern Time, Monday through Friday or 10:00 am to 6:00 pm Eastern Time on Saturday.

The call will only take a moment, and there is no confidential information required.

Thank you in advance.

John Osterweis	Matt Berler

ONE MARITIME PLAZA, SUITE 800	SAN FRANCISCO, CA 94111	OSTERWEIS.COM	(415) 434-4441

Subject:  Osterweis Funds Proxy Update

Dear (First Name),

As follow up to my previous email, I want to share a quick update with you on our ongoing mutual fund proxy.

Our shareholder meeting is less than two weeks away and we are happy to report that three of our four funds have already reached quorum with over 95% of votes cast in favor. However, we are still well below quorum for the Osterweis Strategic Income Fund despite an equally high approval ratio. So, if you are able to vote proxies on your clients’ behalf, we would greatly appreciate your votes!

At this late date voting via the internet or phone by following the instructions on your proxy card are preferable to using traditional mail. (Please be aware that if you vote through ProxyEdge, our proxy is listed as U.S. Bank-PMP Trust.)

We have appreciated the opportunity to discuss the proxy and answer your questions over the past few weeks. Any encouragement you can provide to your clients would be greatly appreciated and will help us limit the number of calls being made by our proxy solicitor. Feel free to forward them the attached Shareholder Proxy FAQ and encourage them to vote. If you or your clients have questions about our transition plan, please read our Transition Q&A by clicking here.

If you need a new proxy card or have any questions, please call us at (800) 700-3316. Until then, thank you for your time and consideration.

Shawn

Shawn Eubanks
Vice President, Director of Business Development
Osterweis Capital Management
shawn.eubanks@osterweis.com
T:  (800) 700-3316 | F:  (415) 434-0918

ONE MARITIME PLAZA, SUITE 800 | SAN FRANCISCO, CA  94111 | OSTERWEIS.COM